Exhibit 8.1

LEDGEWOOD, P.C.

1900 Market Street, Suite 750

Philadelphia, PA 19103

August 9, 2012

Atlas Pipeline Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275

Ladies and Gentlemen:

We have acted as counsel for Atlas Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of common units representing limited partnership interests in the Partnership (the “Common Units”) pursuant to an equity distribution agreement (the “Agreement”) to be entered into between the Partnership and Citigroup Global Markets Inc. We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit.

In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. Based on the facts, assumptions and representations set forth herein, all statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date hereof, qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax considerations (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussion, as to which we express no opinion).

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD, P.C.